Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.

President and Chief Operating Officer

Tel: (216) 431-9900

bjlehmann@athersys.com

ATHERSYS REPORTS FIRST QUARTER 2015 RESULTS

Management to host conference call at 4:30pm EST today

CLEVELAND, May 11, 2015 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the three months ended March 31, 2015.

Highlights of the first quarter of 2015 and recent events include:

•	Entered into an exclusive license agreement with Chugai Pharmaceutical Co., Ltd. (“Chugai”) to develop and commercialize our MultiStem® cell therapy for the treatment of ischemic stroke in Japan, which included an up-front payment of $10 million and an additional $195 million of potential future payments and royalties;

•	Announced interim results from the Phase 2 clinical study of MultiStem to treat ischemic stroke demonstrating that, while failing to meet the primary endpoints of this study, MultiStem cell therapy exhibits a favorable safety profile and appears to provide substantial benefit to ischemic stroke patients provided they receive treatment within 36 hours of the stroke;

•	Launched grant-supported Phase 2 clinical study to evaluate the administration of MultiStem cells to patients who have suffered a severe, non-ST-elevated acute myocardial infarction, based on promising preclinical and Phase 1 results;

•	Received grant award of approximately £2.0 million from Innovate UK, the United Kingdom’s innovation agency which funds and supports innovation to accelerate sustained economic growth, to support a clinical study centered in the United Kingdom, exploring MultiStem treatment of acute respiratory distress syndrome (“ARDS”) patients;

•	Received notification from Pfizer Inc. that, following an internal portfolio review, it no longer intended to invest in the cell therapy program for ulcerative colitis and would terminate the 2009 license agreement between us, effective July 2015;

•	Reported revenues of $0.7 million for quarter ended March 31, 2015 and net loss of $12.5 million for the period, which includes non-cash expense of $5.6 million related to the change in fair value of our warrant liabilities and $0.8 million related to stock-based compensation;

•	Recorded net loss per share of $0.16 for the quarter ended March 31, 2015, which reflects the non-cash expense impact of $0.08 per share from the $6.4 million in aggregate non-cash items noted above and also does not include any revenue from the Chugai collaboration which is deferred at March 31, 2015;

•	Added $11.4 million of cash to the balance sheet to date in 2015 from a combination of warrant exercises and stock sales under our equity facility; and

•	Ended the quarter with $35.5 million in cash and cash equivalents.

“We have made meaningful progress during the period,” said Dr. Gil Van Bokkelen, Chairman and CEO of Athersys, Inc. “In March, we announced that we entered into a license agreement and collaboration with Chugai to develop MultiStem cell therapy for treating ischemic stroke in Japan. More recently, we reported initial results from our ongoing Phase 2 trial for treating stroke, which suggest that patients who receive MultiStem treatment within 36 hours following the stroke may benefit substantially from the treatment, providing a good path for subsequent development. In addition, we have launched our Phase 2 clinical trial evaluating MultiStem administration to patients that have suffered damage from a myocardial infarction, and we have received grant funding to support exploratory clinical work in ARDS, a serious immunological and inflammatory condition affecting the lungs.

“With respect to our stroke study results, MultiStem treatment was associated with favorable safety and tolerability, consistent with our prior studies,” continued Dr. Van Bokkelen. “MultiStem treatment was also associated with lower rates of mortality and life threatening adverse events, infections and pulmonary events, and a reduction in hospitalization. Additionally, a higher proportion of MultiStem treated patients achieved an excellent clinical outcome, which is defined by achieving excellent scores in each of the three clinical evaluation scales used to assess patient recovery. Further, our analyses show that patients who received MultiStem treatment earlier in the treatment window (24-36 hours post-stroke) had better recovery in comparison to those patients that received placebo in a number of parameters, including substantially reduced hospitalization times and reduced time in the Intensive Care Unit. Improved recovery was more pronounced for MultiStem administration earlier in the 24-36 hour timeframe.

“We believe the evidence indicating that patients who received MultiStem treatment early appeared to exhibit meaningfully better recovery is very important and promising,” added Dr. Van Bokkelen. “The results suggest the window of intervention with MultiStem therapy may meaningfully extend the limits of current standard of care and are generally consistent with our initial clinical hypothesis.

“Finally, we added capital to the balance sheet during the period through our license with Chugai, and as a result of warrant exercises and the utilization of our equity facility. This has left us with a good foundation for supporting our ongoing and planned development,” concluded Dr. Van Bokkelen.

First Quarter Results

For the three months ended March 31, 2015, there was no change from the prior year period in our revenues of $0.7 million, with both contract and grant revenues consistent with the prior-year period. The $10 million up-front payment from Chugai is recorded as deferred revenue at March 31, 2015, in accordance with our accounting policy for recognizing revenue for multiple element arrangements.

Research and development expenses were $5.7 million for the first quarter of 2015 compared to $6.2 million for the first quarter of 2014. The decrease is comprised of lower clinical and preclinical development costs, patent legal fees and sponsored research costs, which were partially offset by higher personnel costs and stock-based compensation. General and administrative expenses were relatively consistent between the periods at $1.9 million for the three months ended March 31, 2015 and $1.8 million in the prior year three-month period. The non-cash expense from the change in the fair value of our warrant liabilities was $5.6 million in the first quarter of 2015 and $4.1 million in the prior-year period.

Net loss for the three months ended March 31, 2015 was $12.5 million, which includes the non-cash warrant and stock-based compensation expenses aggregating $6.4 million, compared to a net loss of $11.5 million for the three months ended March 31, 2014.

As of March 31, 2015, we had $35.5 million in cash and cash equivalents, compared to $26.1 million at December 31, 2014. Cash provided by operating activities during the first quarter of 2015 was $1.1 million compared to $7.3 million cash used in the first quarter of 2014. Included in the 2015 first quarter cash from operating activities was Chugai’s $10 million up-front payment, less $2 million temporarily withheld by the Japan taxing authorities, which is refundable to us under applicable U.S. and Japan tax treaties and is recorded as a current receivable. Cash provided by financing activities was $8.3 million in the 2015 first quarter compared to $20.5 million in the prior-year first quarter. While both periods included warrant exercises and proceeds from the use of our equity facility, the 2014 first quarter also included an equity financing.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	May 11, 2015
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	22710389
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 25, 2015 by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 22710389. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other potential indications, including lysosomal storage disorders and the prevention of graft-versus-host disease. These risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital, including Chugai electing to make the additional payment to continue our ischemic stroke collaboration in Japan; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials and obtain all necessary regulatory approvals; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$35,505	$26,127
Accounts and other receivables	2,837	694
Other current assets	386	427
Equipment, net	1,263	1,270
Other noncurrent assets	200	200

Total assets	$40,191	$28,718

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,939	$4,617
Deferred revenue	10,027	75
Warrant liabilities	7,025	2,948
Note payable	185	183
Total stockholders’ equity	19,015	20,895

Total liabilities and stockholders’ equity	$40,191	$28,718

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2014 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Per Share Amounts)

	Three Months ended March 31,
	2015	2014
	(Unaudited)
Revenues
Contract revenue	$106	$44
Grant revenue	625	663

Total revenues	731	707

Costs and Expenses
Research and development	5,668	6,226
General and administrative	1,886	1,781
Depreciation	70	89

Total costs and expenses	7,624	8,096

Loss from operations	(6,893)	(7,389)

Other income, net	15	29
Expense from change in fair value of warrants	(5,604)	(4,124)

Net loss and comprehensive loss	$(12,482)	$(11,484)

Basic and diluted net loss per common share	$(0.16)	$(0.15)
Weighted average shares outstanding, basic and diluted	79,181	75,853